SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2005

AEOLUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer ID Number)

P.O. Box 14287 79 T. W. Alexander Drive 4401 Research Commons, Suite 200 Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 558-8688

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Material Definitive Agreement.

Effective January 5, 2005, Aeolus Pharmaceuticals, Inc. (“Aeolus”) entered into a letter agreement with Richard P. Burgoon, Jr. to serve as Aeolus’ Chief Executive Officer. Pursuant to the agreement, Mr. Burgoon will receive a signing bonus of $50,000 and be paid an annual salary of $200,000. In addition, Mr. Burgoon will be entitled to receive a cash bonus of $100,000 and a stock option on 250,000 shares of Aeolus common stock if during his employment Aeolus enters into a definitive agreement for an equity financing that raises at least $5 million, a partnership for the joint development or commercialization of any of Aeolus’ owned or in-licensed patent rights or the sale of the company. The letter agreement has no term and Mr. Burgoon’s employment with Aeolus is at will.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 31, 2004, upon the expiration of his employment agreement, James D. Crapo ceased to be the Chief Executive Officer of Aeolus. Effective January 5, 2005, Aeolus appointed Richard P. Burgoon, Jr. as its Chief Executive Officer. Mr. Burgoon’s prior business experience is contained in the press release that is attached as an exhibit to this report. Mr. Burgoon previously served as a director of Aeolus from April 30 to June 30, 2004 and until June 30, 2004 was an employee of Xmark Asset Management, LLC, the sole manager of Goodnow Capital, L.L.P., which is Aeolus’ largest and controlling stockholder. Prior to Mr. Burgoon’s appointment, Dr. Crapo served as the chief executive officer of Aeolus under a six-month contract that expired on December 31, 2004. During this time period, Dr. Crapo took a leave of absence as Chairman of the Department of Medicine at the National Jewish Medical and Research Center in Denver, Colorado.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 10.115	Letter Agreement dated January 5, 2005 between Richard P. Burgoon, Jr. and Aeolus Pharmaceuticals, Inc.

Exhibit 99.1	Press release dated January 6, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

AEOLUS PHARMACEUTICALS, INC.
Date: January 6, 2005
/s/ Richard W. Reichow
Richard W. Reichow
Executive Vice President and Chief Financial Officer

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